Exhibit 99.(d)(xiv)(a)

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Summary of Coverages Effective on The Policy Date

R18SV3	SVER Term Insurance – 3 Rider [(Guaranteed Issue)]
S18SV3

	Rider Face Amount:	$[100,000]
	Insured:	[John Doe]
	Sex and Age:	[Male 35]
	Risk Class:	[Standard Nonsmoker]

[ICC18 S18PIA6]	Page [1]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

SVER Term Insurance – 3 Rider

FACE AMOUNT

Impact of Increases to Policy Benefits on the Rider Face Amount – If the Total Face Amount of the Policy is increased by way of a policy change other than a requested increase, then the Coverage Layer with the most recent Coverage Layer Date will be increased. If more than one Coverage Layer share the most recent Coverage Layer Date, then the priority of coverage layer increases shown below will be followed:

•	First, the Face Amount of any other rider that contributes to the Total Face Amount will be increased as described in that rider;
•	Second, if no other riders contribute to the Total Face Amount, the Face Amount of this Rider will be increased.

Decrease in Rider Face Amount – You may request to decrease the Rider Face Amount, subject to the provisions in the Policy. If the Total Face Amount of the Policy is decreased via a policy change other than a requested decrease, then the Coverage Layer with the most recent Coverage Layer Date will be decreased. If more than one Coverage Layer share the most recent Coverage Layer Date, then the order of coverage layer decreases shown below will be followed:

•	First, the Face Amount of any other rider that contributes to the Total Face Amount will be decreased or eliminated as described in that rider;
•	Second, the Face Amount of this Rider will be decreased or eliminated; and
•	Finally, Basic Life Coverage under the Policy will be decreased, not to exceed the Policy’s Minimum Basic Face Amount Following Decrease.

RIDER CHARGE AND CREDITS

Rider Charge – On each Monthly Payment Date prior to the Monthly Deduction End Date, a Rider Charge that is equal to the sum of the following is deducted from the Policy’s Accumulated Value:

•	The Rider Coverage Charge; plus
•	The Rider Cost of Insurance Charge.

Each such charge is described below and may vary by Class. Note that Class includes the Policy form to which this Rider is attached. The charges described here are maximum charges we guarantee. We may charge less than these maximum charges as described in Changes to Rider Charges, below.

Changes to Rider Charges – We reserve the right to change any Rider Charge, subject to the maximum charges provided in the tables below. Such change may take place periodically, but no more frequently than annually. Any such change will be determined based on future anticipated or emerging experience for items including, but not limited to, investment earnings, mortality, persistency, taxes and expenses. Any changes will be based upon and vary by Class, and will apply uniformly to all members of the same Class.

Rider Coverage Charge – The Coverage Charge for this Rider is the sum of the Coverage Charges for each Rider Coverage Layer. The Coverage Charge for the initial Rider Coverage Layer will not exceed the Maximum Monthly Coverage Charge shown in the table below. The Coverage Charge for any later Rider Coverage Layer will not exceed the Maximum Monthly Coverage Charge shown in the Supplemental Schedule of Coverage to be sent to you when the Coverage Layer is added. This charge is based on the Face Amount of the Rider Coverage Layer as of its Coverage Layer Date. Even if the Face Amount of the Rider Coverage Layer is reduced to a zero-dollar value, Coverage Charges on the associated Rider

ICC18 S18SV3	Page [2]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Coverage Layers will never decrease. The Rider Coverage Charge will be eliminated only upon Rider Termination.

Rider Cost of Insurance Charge – The Cost of Insurance Charge for this Rider is the sum of the Cost of Insurance Charges for each Rider Coverage Layer. The Cost of Insurance Charge for each Rider Coverage Layer is equal to (a x b), where:

a = The Maximum Monthly Cost of Insurance Rate for the Coverage Layer divided by 1000; and

b = The Net Amount at Risk allocated to the Coverage Layer.

The Net Amount at Risk is allocated proportionately to each Coverage Layer, including each Coverage Layer of other Riders that contribute to the Total Face Amount and each Coverage Layer of Basic Life Coverage under the Policy, according to Face Amount.

Rider Credit – There is no Rider Credit added to this Rider.

GENERAL PROVISIONS OF THIS RIDER

Rider Conversion – This Rider is convertible depending upon the presence of, and as provided in, any conversion benefits added by Policy or rider.

Rider Termination – This Rider will terminate on the earlier of:

•	Your Written Request;
•	The date the Rider Face Amount reduces to zero;
•	The date the Policy ceases to be In Force;
•	The death of the Insured.

Rider Reinstatement – If the Policy lapses and is later reinstated under its Reinstatement provision, then as long as this Rider was in effect on the date the Policy ceased to be In Force, this Rider will also be reinstated.

ICC18 S18SV3	Page [3]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Table of Cost of Insurance (COI) Rates for

SVER Term Insurance – 3 Rider [(Guaranteed Issue)]

Insured: [John Doe]

Maximum Monthly Cost of Insurance Rates per $1000.00 of Net Amount at Risk applicable to this coverage.

Policy	COI Rate	Policy	COI Rate	Policy	COI Rate
Year		Year		Year
[1	0.11420	30	0.80520	59	20.24350
2	0.12510	31	0.89100	60	21.89610
3	0.13510	32	0.98280	61	23.37870
4	0.14680	33	1.07970	62	25.34290
5	0.15850	34	1.18520	63	27.50320
6	0.17180	35	1.30350	64	29.93860
7	0.18440	36	1.44140	65	32.62170
8	0.19520	37	1.60490	66	35.52070
9	0.20020	38	1.79600	67	38.34190
10	0.20610	39	2.01720	68	41.25060
11	0.21190	40	2.26640	69	44.19530
12	0.21780	41	2.54020	70	47.11980
13	0.22280	42	2.83630	71	49.95900
14	0.22860	43	3.15590	72	52.64660
15	0.23450	44	3.50430	73	56.64960
16	0.24450	45	3.89660	74	61.08170
17	0.25790	46	4.34480	75	66.01940
18	0.27370	47	4.86390	76	71.55390
19	0.29210	48	5.43720	77	77.81150
20	0.31300	49	6.15320	78	83.33330
21	0.33810	50	6.98110	79	83.33330
22	0.36660	51	7.94390	80	83.33330
23	0.39920	52	9.06070	81	83.33330
24	0.43600	53	10.33800	82	83.33330
25	0.47960	54	11.78270	83	83.33330
26	0.52900	55	13.34950	84	83.33330
27	0.58690	56	15.02480	85	83.33330
28	0.65150	57	16.75710	86	83.33330
29	0.72450	58	18.50020	87+	0]

ICC18 S18SV3	Page [0]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Table of Maximum Monthly Coverage Charges for

SVER Term Insurance – 3 Rider [(Guaranteed Issue)]

		Insured:	[John Doe]

Policy	Coverage	Policy	Coverage	Policy	Coverage
Year	Charges	Year	Charges	Year	Charge
[1	$0.00	30	30.44	59	30.44
2	20.29	31	30.44	60	30.44
3	30.44	32	30.44	61	30.44
4	30.44	33	30.44	62	30.44
5	30.44	34	30.44	63	30.44
6	30.44	35	30.44	64	30.44
7	30.44	36	30.44	65	30.44
8	30.44	37	30.44	66	30.44
9	30.44	38	30.44	67	30.44
10	30.44	39	30.44	68	30.44
11	30.44	40	30.44	69	30.44
12	30.44	41	30.44	70	30.44
13	30.44	42	30.44	71	30.44
14	30.44	43	30.44	72	30.44
15	30.44	44	30.44	73	30.44
16	30.44	45	30.44	74	30.44
17	30.44	46	30.44	75	30.44
18	30.44	47	30.44	76	30.44
19	30.44	48	30.44	77	30.44
20	30.44	49	30.44	78	30.44
21	30.44	50	30.44	79	30.44
22	30.44	51	30.44	80	30.44
23	30.44	52	30.44	81	30.44
24	30.44	53	30.44	82	30.44
25	30.44	54	30.44	83	30.44
26	30.44	55	30.44	84	30.44
27	30.44	56	30.44	85	30.44
28	30.44	57	30.44	86	30.44
29	30.44	58	30.44	87+	0]

ICC18 S18SV3	Page [1]